Exhibit 99.2

Event ID:	1403075
Culture:	en-US

Event Name: Q3 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

Event Date: 2006-11-15T22:00:00 UTC

******************************************************

P: Operator;;

C: Alan Stillman;The Smith & Wollensky Restaurant Group, Inc.;Chairman, CEO

C: Sam Goldfinger;The Smith & Wollensky Restaurant Group, Inc.;CFO

P: Grange Johnson;LaGrange Capital;Analyst

+++ presentation

Operator: Good afternoon, and thank you for joining us for The Smith & Wollensky Restaurant Group's third quarter 2006 earnings conference call. As you know, the Company issued its earnings press release earlier this afternoon. If you do not have it, and would like a copy of the release faxed or e-mailed to you, please contact our office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Now I would like to turn the call over to Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group. Sir, you may begin.

Alan Stillman: Good evening to everybody. I am here with Sam Goldfinger, our CFO. And we will be more than happy to answer any questions that you have when we finish. We will elaborate on the fact that despite the loss we incurred in the third quarter, the Company has made excellent improvements from the comparable period in 2005. And we will try and tell you exactly how that happened.

We're certainly extremely pleased to see that comp sales increased approximately 2.9% in the third quarter compared to 2005. Consolidated restaurant sales were up $744,000 to $27.6 million compared to $26.8 million in the third quarter of 2005. A lot of this was the strong sales performance of our new restaurant, Quality Meats, which has certainly exceeded our expectations on a topline perspective, and certainly outperformed the topline that The Manhattan Ocean Club was performing last year during the third quarter.

However, the improvements in the bottom line from 2005 is best illustrated when looking at how our units performed on a comp basis. For the third quarter of 2006 our income from restaurant operations increased by $950,000 over 2005. This was a product of not only our 3% growth in comp sales, but how well our operators ran their units. Certainly, the strong payroll efficiencies were extraordinary. And in addition to payroll, our strong bottom line results were helped by our managers' ability to control other expenses, such as operating supplies in each of the units -- or many of the units anyway.

Some of the improvements we experienced in the quarter were offset by a continuing increase in the cost of beef. And this upward trend in beef has carried over to the first several weeks of the fourth quarter. While we cannot predict that this will continue, historically these prices have gone up through the end of each year.

Despite the overall improvements, we still had a net loss in the third quarter of $1.9 million compared to a loss of $3.2 million last year. So the total overall results are improved by quite a bit.

As many of you know, the third quarter has been our weakest quarter due to the geographical location of our spread of units. The pro forma loss in the third quarter of 2006 was $957,000, or $0.11 a share. We had an excellent third quarter in comparison, as you can tell.

There will be a change in our New York City restaurants going forward. We have been unable to renegotiate our lease at Park Avenue Cafe, which opened in February 1992. Although we had an option to extend, we were not able to reach an agreement of fair market value for the rent at this location. Park Avenue Cafe has been a tremendous asset to the New York City dining scene, as well as our Company, and we are saddened by the loss of this lease. And we are unable -- we announced that we were unable to come to an agreement on this lease, and that is where we stand at this point.

In addition, we did own the adjacent townhouse, which we used for private events. And we have that up for sale at a price of $975,000. That is part of the co-op that the building that we’re in has, and we had purchased that going back many years. There is tremendous potential for Park Avenue Cafe and we're looking into other locations.

We're happy to report that we have an initial interest in our Smith & Wollensky location in New Orleans. The proceeds from the potential sale of this location and the Park Avenue Cafe townhouse, along with our over $5 million in cash and liquid investments, and the $5 million line of credit that we have certainly provides us with an ample base to continue our Wollensky's Grill expansion, which we're having difficulty looking for -- we're not having difficulty looking for locations, but we're having difficulty finding locations.

We have sought locations all throughout the eastern part of the United States. And we have come close to some, but we have met with significant challenges in finding the available real estate that we deem viable for this marketplace, and we're certainly not going to try and beat the system. We're going to look for only what we consider to be superior locations. The current restaurant real estate marketplace is much narrower than when we were out looking for our larger Smith & Wollensky locations a few short years ago.

We still plan to open up as many as three to four Wollensky's Grills by the end of 2008; however, we don't think that we will be able to get one open prior to December of next year. We're narrowing our search, and we hope to have several locations announced in the near future.

Now I will turn this call over to Sam, who will fill in the figures for you.

Sam Goldfinger: For the third quarter of 2006 we had a net loss of $1.9 million, or $0.22 per basic and diluted share, compared to a net loss of $3.2 million, or $0.35 per basic and diluted share, for the third quarter of 2005. Pro forma net loss, a measure that we believe provides shareholders with better comparability, was $957,000 for 2006, or $0.11 per basic and diluted share, as compared to a net loss of $3.2 million in '05.

Pro forma net loss reflects the exclusion of approximately $828,000 of asset impairment charges related to the Smith & Wollensky in New Orleans, and $68,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R.

We experienced an increase in consolidated restaurant sales of $744,000 to $27.6 million for the quarter. Our comparable consolidated restaurant revenues increased by 2.9%. The calculation for comparable consolidated results excludes our Smith & Wollensky in New Orleans, which was closed on August 29 due to Hurricane Katrina and its aftermath, as well as The Manhattan Ocean Club, which was closed on January 1, 2006, and our newest concept, Quality Meats, which opened in April '06.

Taking a look at some of the specific line item results for the third quarter, cost of goods sold for our comparable restaurants increased by 6 basis points from the third quarter of '05. The increase was mainly attributable to the increase in the cost of beef of approximately 16% above what we paid during the third quarter of 2005. Our payroll and related cost ratio for comparable units was down 178 basis points for the quarter, primarily due to the concerted efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims in our self-insured health plan.

For the quarter our operating expenses were down 123 basis points from the third quarter of '05 in comparable units. This decrease was primarily driven by decreases in operating supplies which are partially offset by an increase in utilities. Occupancy and related expenses were 70 basis points higher for comparable units for the quarter. And this was primarily due to percentage rent credits received during the third quarter of '05.

Marketing and promotional expenses are lower for comparable units by 131 basis points compared to the third quarter of '05. This was principally due to significant improvements made by our general managers in controlling discounts and public relations. Depreciation and amortization increased by approximately $18,000, primarily due to the capital maintenance additions during the previous 12 months. All of the changes I discussed resulted in an increase in income for all comparable consolidated restaurants of approximately $950,000.

The management fee income increased by $1,000 for the third quarter compared to the third quarter of '05. And all of the increase relates to increased sales in our managed units in New York City.

G&A was approximately $863,000 lower than in the third quarter of '05, and decreased approximately 344 basis points. The decrease in G&A expenses was primarily due to a decrease in payroll expense, which was related to a $336,000 compensation charge that was incurred in '05 relating to the stock we purchased from our former President, as well as decreases in consulting and professional fees. This was partially offset in the third quarter of '06 by a compensation charge of approximately $68,000 related to the adoption of FAS 123R, and to the write-off of approximately $143,000 relating to the unamortized portion of the opening fee for the Smith & Wollensky in New Orleans.

Net interest expense increased by approximately $20,000. And this was primarily due to a decrease in interest income from the reduction in our short and long-term investments. Provision for income taxes increased approximately $12,000. All of this resulted in a net loss after-tax of $1.9 million, or a pro forma loss of $957,000 for the quarter, as compared to a net loss of $3.2 million in the '05 quarter.

I'm going to go through and highlight some of the more significant line items for the nine-month results. Comparable consolidated restaurant sales increased approximately 1% for the first nine months of the year, with total consolidated restaurant sales down about $3.2 million.

Food and beverage costs increased by 40 basis points for our comparable units for the first nine months of '06. And this was primarily due to the increased beef costs as compared to the first nine months of '05. Payroll and related cost improved by 117 basis points for our comparable units during the first nine months of '06. And this was primarily due to the concerted efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims under our self-insured health plan.

All of the above, along with the improvement of 42 basis points in restaurant operating expenses, an increase of 75 basis points in occupancy and related expenses, an improvement of 58 basis points in marketing and promotional expenses, and an improvement of 33 basis points in depreciation resulted in us having an increase in our income for all comparable consolidated restaurants of approximately $1.2 million.

Overall the Company recorded a net loss for the nine months ended October 2, 2006 of $773,000, or $0.09 per basic and diluted share, versus a net loss of $2.7 million, or $0.29 per basic and diluted share in '05.

Pro forma net loss for the nine months ended October 2, 2006 was $302,000, or $0.04 per basic and diluted share, after the add back of approximately $828,000 of asset impairment charges related to the Smith & Wollensky in New Orleans, the exclusion of $546,000 of insurance proceeds relating to the building and contents of the Smith & Wollensky in New Orleans, and the add back of $189,000 of share-based compensation charges.

Turning our attention to cash and liquid investments, we had approximately $5.5 million in cash and liquid investments available at October 2, 2006, as compared to $7 million that was available to us at January 2, 2006.

During the first nine months of '06 we used our cash and liquid investments to, among other things, pay down approximately $1.7 million in payables; purchase approximately $2.9 million in property and equipment, which included the renovation costs for Quality Meats and corporate relocation costs; and we purchased approximately $379,000 of treasury shares.

With that I will turn it back over to Jeanie. Alan and I will be happy to answer any questions you may have.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS). Grange Johnson, LaGrange.

Grange Johnson: A quick question. It looks like -- you guys obviously did a great job on cost control. Can we start rolling some of this forward? I guess I am asking sort of for guidance or quarter guidance if this is going to start translating into more meaningful profitability on a go forward basis. It looks like you guys did a great job on expense control.

Alan Stillman: I don't know whether we will get any better than what we did the first nine months, but I also couldn't see going forward until we start rolling out grills why it will become any worse. Obviously, when you start rolling out the grills there'll be some further costs involved, but currently I would say what we have done for the first nine months would be similar going forward.

Sam Goldfinger: Yes. I think we highlighted the issue that we have with the cost of beef, which I think the industry understands. But I think some of the strong improvements we made relating to the payroll and related benefits, as well as some of the marketing and promotional improvements, have been pretty consistent. We feel pretty positive about those results for the third quarter and we hope to continue that going forward.

Grange Johnson: Also, just a question on closing costs for the Park Avenue Cafe. Maybe there was another release, but I forgot what the number was.

Sam Goldfinger: Yes, I could walk you through that. What we have is a net basis of $700,000 in terms of the assets. That will get written-off in the fourth quarter, so that by January 1 there is a zero basis in the asset. That is going to be offset by approximately $550,000 of deferred rent income that we're going to get also in the fourth quarter. You will have a net hit there -- I guess you would call a non-cash hit of $150,000.

In addition to that, we anticipate approximately $50,000 to $100,000 of cash payouts, including severance and some other costs, in the fourth quarter. And then, as Alan had mentioned, we put the townhouse up for sale. And the townhouse we put up for sale at $975,000, and we have that on the books right now at approximately $295,000 as a basis.

Grange Johnson: Just in terms of labor, I think with Quality Meats when you started up there were some -- just in terms of labor issues -- can some of this labor be redeployed? Can that help you I guess with other restaurants, or is that not an issue any more?

Alan Stillman: Well, it is a continuing issue. The labor problem is countrywide in the restaurant business, and certainly is very, very intense in New York. And anybody that has been with us at Park Avenue Cafe that can help us in the other restaurants, we are certainly going to offer jobs to.

Grange Johnson: Great. [I just want to note], just a nice job on expense control. And I think that's it.

Operator: (OPERATOR INSTRUCTIONS). There appear to be no further questions. I would like to turn the floor back to Mr. Alan Stillman for his closing comments. Please go ahead, sir.

Alan Stillman: Thank you very much for coming to the phone this afternoon or this evening and joining us. We appreciate it very much. If anybody thinks of any further questions they have tomorrow, please feel free to call me, I will be in and out of the office all day. Thanks very much. Come on in and have a steak.

Sam Goldfinger: Thank you.

Operator: Thank you. This concludes today's Smith & Wollensky Restaurant Group's third quarter 2006 earnings conference call. You may now disconnect your lines at this time. And have a wonderful evening.